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                                                                    EXHIBIT 99.1



AVIRON ANNOUNCES PROPOSED $100 MILLION CONVERTIBLE NOTE OFFER

Mountain View, CA -- March 17, 1998 -- Aviron (Nasdaq: AVIR) announced today that it proposes to offer a new issue of $100 million of Convertible Subordinated Notes due 2005 (the "Notes").

The Notes will be convertible into Aviron Common Stock, at the option of the holder, at a price to be determined. The Company may also issue up to an additional $15 million of Notes to cover over-allotments in connection with the Offering.

Aviron intends to use the proceeds of the sale for clinical trials, manufacturing and marketing of its cold adapted influenza vaccine, for research and development, preclinical testing and clinical trials for its other vaccine programs, and for the repurchase of shares of its Common Stock from Sang-A Pharm. Co. Ltd. ("Sang-A"), one of the Company's corporate partners.

In March 1998, the Company entered into a stock repurchase agreement with Sang-A pursuant to which Sang-A has agreed not to sell any of its shares of Common Stock prior to the closing of the Offering. Aviron has agreed to repurchase 530,831 shares of its Common Stock from Sang-A on the closing date of the Offering, at a purchase price equal to the greater of (i) $25 per share, or (ii) the last reported bid price of the Company's Common Stock on the Nasdaq National Market on the pricing date of the Offering. Sang-A is a subsidiary of the Hanbo Group, which is in bankruptcy proceedings in Korea.

The Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. This press release is being issued pursuant to and in accordance with Rule 135C under the Securities Act.

This press release contains forward-looking statements. Actual results may differ materially from those suggested here. Additional information concerning factors that could cause such a difference is contained in Aviron's Annual Report on Form 10-K for the year ended December 31, 1997.